EXHIBIT 32

CERTIFICATIONS PURSUANT TO 18 UNITED STATES CODE § 1350

Each of the undersigned hereby certifies that to his knowledge the quarterly report on Form 10-Q for the fiscal period ended March 31, 2007 of Lincoln Benefit Life Company filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of Lincoln Benefit Life Company.

May 7, 2007

/s/ James E. Hohmann
James E. Hohmann
President and
Chief Executive Officer

/s/ John C. Pintozzi
John C. Pintozzi
Vice President and
Chief Financial Officer

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